Stonefield Josephson, Inc.
   LOGO                   CERTIFIED PUBLIC ACCOUNTANTS
                          BUSINESS & PERSONAL ADVISORS
                       Member of The Leading Edge Alliance



                         Consent of Independent Auditors

Board of Directors
Online Stock Market Group
(a California corporation)

We consent to the inclusion of our audit report dated April 10, 2000 on the consolidated financial statements of Online Stock Market Group and Subsidiary (a California corporation), in a form SB-2 for the registration of 1,000,000 shares of the Company's common stock, to be filed with the Securities and Exchange Commission on approximately June 9, 2000. We also consent to the reference of our firm as experts in the registration statement and prospectus.

/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
June 8, 2000